Filed Pursuant to Rule 424(b)(7)

Registration No. 333-210052

Prospectus Supplement to Prospectus dated May 3, 2016

2,322,592 Shares

Easterly Government Properties, Inc.

Common Stock

This prospectus supplement supplements and amends the prospectus dated May 3, 2016, as amended by the prospectus supplement dated June 22, 2016, relating to the possible resale, from time to time, by the selling stockholders named in this prospectus supplement of up to 2,322,592 shares of our common stock and the possible issuance of up to 1,712,646 shares of our common stock in exchange for common units of partnership interest, or common units, in Easterly Government Properties LP, our operating partnership, tendered for redemption by one or more of the limited partners pursuant to their contractual rights. The selling stockholders may only offer for sale the common stock issued upon redemption of common units if they exercise their rights to tender their common units for cash, and we exercise our right to issue common stock to them instead of cash. We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements and amends information contained in the prospectus.

Unless otherwise indicated or the context requires otherwise, in this prospectus supplement and the accompanying prospectus, references to “we,” “our,” “us,” and “our company” refer to Easterly Government Properties, Inc., a Maryland corporation, and its consolidated subsidiaries.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2016.

We are providing this prospectus supplement to update the table under the caption “Selling Stockholders,” in the prospectus dated May 3, 2016 (File No. 333-210052), as amended by the prospectus supplement dated June 22, 2016. The following information is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of August 12, 2016.

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this prospectus supplement and the accompanying prospectus. Such selling stockholders may currently hold shares of our common stock registered pursuant to this prospectus supplement or may receive shares of our common stock registered pursuant to this prospectus supplement upon exchange of common units tendered for redemption. The following table provides the names of the selling stockholders, the number of shares of our common stock and common units currently owned by such selling stockholders prior to any exchange by them of common units and prior to any resale of shares of our common stock, the maximum number of shares of our common stock offered hereby, the maximum number of shares of our common stock currently issuable to such selling stockholders upon redemption of common units and the aggregate number of shares of our common stock and common units that will be owned by such selling stockholders after the redemption assuming all of the offered shares are sold. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement or that the selling stockholders will own upon completion of the offering to which this prospectus supplement relates.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement.

	Prior to Resale				After Resale
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock and Common Units Beneficially Owned	Maximum Number of Shares of Common Stock Issuable upon Redemption of Common Units	Maximum Number of Shares of Common Stock Offered for Resale hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock (2)(3)	Number of Shares of Common Stock and Common Units Beneficially Owned	% of All Shares of Common Stock and Common Units (2)(3)
Donner Montreal Trust for Joseph W. Donner, Jr.(4)	—	142,411	142,411	142,411	—	—	—	—

H. Charles Price(5)	108,744	290,547	181,803	290,547	—	—	—	—

UA Local 190 Pension Plan and Trust(6)	348,615	348,615	—	348,615	—	—	—	—

Insulators Local #23 Pension Fund(7)	87,233	87,233	—	87,233	—	—	—	—

The W.J. Nutt Family LLC(8)	65,354	318,380	253,026	318,380	—	—	—	—

Easterly Capital, LLC(9)(10)	—	1,135,406	1,135,406	1,135,406	—	—	—	—

(1)	The selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership initially sold either (i) in a private placement that occurred simultaneously with our initial public offering or (ii) issued as consideration for the contribution of certain property-owning subsidiaries and properties, including in connection with our initial public offering and formation transactions on February 11, 2015.

(2)	The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the issuance of common stock in exchange for common units tendered for redemption. Based on a total of 35,161,192 shares of our common stock outstanding as of August 12, 2016.

(3)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder.

(4)	Gary Hippenstiel, principal of Hippenstiel Investment Advisory, has discretionary authority with respect to the securities. The selling stockholder was previously a limited partner in one or more private investment funds that, prior to our initial public offering and together with certain other entities, constituted our predecessor for accounting purposes.

(5)	The selling stockholder was previously a limited partner in one or more private investment funds that, prior to our initial public offering and together with certain other entities, constituted our predecessor for accounting purposes.

(6)	The distribution manager for the selling stockholder is J.P. Morgan Investment Management Inc. (“JPMIM”), which has discretionary authority with respect to the securities. Evrard Fraise, a managing director at JPMIM, and Robertus Prajogi, an executive director at JPMIM are authorized to act on behalf of JPMIM. The selling stockholder was previously a limited partner in one or more private investment funds that, prior to our initial public offering and together with certain other entities, constituted our predecessor for accounting purposes.

(7)	William B. McGee, trustee, has voting or investment control with respect to the securities. The selling stockholder was previously a limited partner in one or more private investment funds that, prior to our initial public offering and together with certain other entities, constituted our predecessor for accounting purposes.

(8)	Geoffrey Mason, manager, has voting or investment control with respect to the securities. The selling stockholder was previously a limited partner in one or more private investment funds that, prior to our initial public offering and together with certain other entities, constituted our predecessor for accounting purposes.

(9)	Easterly Capital, LLC is owned by Darrell Crate, the Chairman of the Board of Directors of the Company. Pursuant to a loan and security agreement and/or other similar documentation (the “Loan Documents”) between Easterly Capital, LLC and Bank of America, N.A., 1,135,406 common units are pledged as collateral to secure obligations under the Loan Documents pursuant to a contractual right to pledge under the formation transactions agreements, entered into at the time of the Company’s initial public offering. Upon a demand or default, Bank of America, N.A. or an affiliate thereof, may sell the applicable shares of common stock offered by this prospectus supplement.

(10)	Represents shares of common stock, issuable upon redemption of common units, that were previously registered pursuant to the Company’s prospectus supplement dated June 22, 2016.